News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

Laurette Koellner Elected to Goodyear Board

AKRON, Ohio, February 24, 2015 – Laurette T. Koellner, retired president of Boeing International, has been elected to the board of directors of The Goodyear Tire & Rubber Company.

“We are pleased to have Laurette Koellner join the Goodyear Board of Directors,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “She brings to our board extensive international business and financial leadership experience. We look forward to adding her skills and knowledge to our board.”

Koellner, 60, most recently served as executive chairman of International Lease Finance Corporation, a subsidiary of American International Group, Inc. (AIG) until its May 2014 sale to AerCap Holdings.

Prior to AIG, Koellner spent 11 years with The Boeing Company serving in a variety of financial and business leadership roles including President of Boeing International where she oversaw in-country operations around the world and President, Connexion by Boeing.

Koellner began her career with McDonnell Douglas Corporation, where she held financial management positions of increasing responsibility in contracting, budgeting, strategic and business planning, before becoming vice president, internal audit prior to the company’s acquisition by Boeing in 1997.

She earned a Bachelor of Science degree in business management from the University of Central Florida in 1977 and a Master of Business Administration degree from Stetson University in 1980.

Koellner is a director at Celestica, Inc. and Papa Johns International, Inc., serving on each company’s audit committee. She previously served as a director of International Lease Finance, American International Group and Hillshire Brands Company (formerly Sara Lee Corporation).

Her election brings the size of Goodyear’s board to 13 members.

Goodyear is one of the world’s largest tire companies. It employs approximately 67,000 people and manufactures its products in 50 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN